Exhibit 99.1

AdCare Health Systems, Inc. Prices Offering of Series A Preferred Stock

ATLANTA, Nov. 6, 2012 /PRNewswire/— AdCare Health Systems, Inc. (NYSE MKT: ADK) (the “Company”) announced today that it has priced a “best efforts” underwritten public offering of its 10.875% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $23.00 per share.  Gross proceeds to the Company are expected to be approximately $10,350,000.  The closing of the offering is scheduled for November 14, 2012, subject to customary closing conditions.  The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include the repayment of certain indebtedness.  The Company has filed an application to list the Series A Preferred Stock on the NYSE MKT under the symbol “ADK.PRA.”  MLV & Co. LLC is acting as Sole Book-Running Manager for the offering.  GVC Capital LLC, Ladenburg Thalmann & Co. Inc. and C.K. Cooper & Company are acting as Co-Managers.

The offering is being made pursuant to the Company’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”).  A final prospectus relating to the offering will be filed with the SEC.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement, when available.  Before you invest, you should read the prospectus in the registration statement and related prospectus supplements and other documents that the Company has filed with the SEC for more complete information about the Company and this offering.  Copies of the prospectus and accompanying preliminary prospectus supplement relating to these securities can be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by written request to AdCare Health Systems, Inc., 1145 Hembree Road, Roswell, GA 30076.  Alternatively, you may obtain these documents by contacting the underwriters at MLV & Co. LLC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com; Telephone: (212) 542-5882.

About AdCare Health Systems, Inc.

AdCare Health Systems, Inc. is a recognized provider of senior living and health care facility management. AdCare owns and manages long-term care facilities and retirement communities, and since the company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company’s planned offering of the Series A Preferred Stock and the intended use of proceeds. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

SOURCE AdCare Health Systems, Inc.

Company Contacts, Boyd Gentry, CEO, Chris Brogdon, Vice Chairman & CAO, David A. Tenwick, Chairman of Board, AdCare Health Systems, Inc., +1-678-869-5116, info@adcarehealth.com; Investor Relations, Brett Maas, Hayden IR, +1-646-536-7331, brett@haydenir.com